Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES ENTERS INTO SALE AGREEMENT FOR NICOLAI STREET PROPERTY

PORTLAND, OR, June 7, 2022 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) announces that it has entered into a Real Estate Purchase and Sale Agreement (the “Sale Agreement”), whereby Tofte Farms, LLC (“Tofte”) agreed to purchase the 2765 NW Nicolai Street, Portland, Oregon property (the “Property”) of Schmitt for a purchase price of $3,500,000. Tofte agreed to deposit $50,000 into an escrow account within three business days of the Sale Agreement.

“We are pleased with the pending sale-leaseback transaction for our Nicolai Street property. The transaction will provide us with capital to support Ample Hills’ growth while providing us the ability for our SMS businesses to continue to perform well in service of our valued customers,” commented Michael Zapata, CEO and Chairman.

The Sale Agreement contains customary closing conditions and representations, and remains subject to completion of due diligence by Tofte, which due diligence is to be completed on or before the date that is 45 days following the later of (a) the execution of the Sale Agreement or (b) delivery of closing documents to Tofte.

Subject to the due diligence review by Tofte pursuant to the Sale Agreement, it is expected that the sale will close on or before July 15, 2022.

There is no guarantee that a transaction will be completed. Accordingly, there can be no assurance that the Company’s efforts to consummate the transaction contemplated by the Sale Agreement will be successful.

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment. The Company also owns and operates Ample Hills Creamery, a beloved ice cream manufacturer and retailer based in Brooklyn, NY.

Safe Harbor Statement

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt's business, including the business of its subsidiary, is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

For more information contact:	Michael R. Zapata, President and CEO Phillip Bosco, CFO and Treasurer (503) 227-7908